Charles & Company



Invest

$99.00 minimum investment

Deadline August 31, 2020
in 2 months

Share Price
$0.20

Total Raised
$15,589

Valuation
$1,089,299

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.


Charles & Company
DEAL SUMMARY
KEY INVESTMENT MERITS Equity Financing
CEO Lawrence Charles
Product Artisanal Tea
Location Los Angeles
Current Financing Initial
Product Stage Shipping
Use of Funds Growth
Gross Margin 75%

TESTIMONIALS


hillary1005
Follow
6 days ago
Thank you @charlesncompany for having the most delicious tea #tntglam
charlesncompany, jeugemaster, meganleejoy and 5
meganleejoy
Tea?! What tea?! How many of the teas?! I need them all! @charlesncompany @hillary1005
charlesncompany
@meganleejoy We have 13 signature blends @ www.cnctea.com. Feel free to email lawrence@cnctea.com.
hillary1005
@meganleejoy you absolutely need all the teas! They are made of magic and fairy dust and rainbows (and other stuff). Not to mention @charlesncompany is lovely. (No big deal, but he's done a royal tea service. ROYAL TEA)
meganleejoy
@hillary1005 @charlesncompany
Leave a comment...

Your product is far superior to what we currently sell at our other restaurants, and I would be so happy to see it served resort-wide.

Matthew Pierga
Four Seasons Resort Lanai, Hawaii

Your tea (and YOU) were such a big hit! Looking forward to selling lots more tea!!

Anne Manassero
Owner, Manassero Farms, Irvine, CA

Chef Gordon Ramsay visited the restaurant. We showed him everything the restaurant has to offer, but the only thing he raved about was the tea.

Brianna Carbajal
Pedalers Fork, Calabasas, CA

INTRODUCTION

Charles & Company is an organic luxury tea brand that celebrates the romantic tradition of British tea. In the world of Charles & Company, everyone is a dignitary who has earned the reward of a relaxing, invigorating cup of the world's finest tea.

PROBLEM

Most people do not know what great tea tastes like.

Similar to the phase coffee went through, when consumers were uneducated about what good coffee was, tea drinkers and those switching from coffee to tea are looking for a premium tea drinking experience, but not sure what that is.

Current tea options are designed for convenience and a consumer that is not concerned with quality. This leads to poor flavor and a less than ideal experience. Tea is a drink that should elicit feelings of calm and relaxation.The market offers few options that fuel moments of solace with yourself or your community of friends. Charles & Company is an aspirational brand; we cater to the high-end consumers that understand that we provide excellence in taste and, by way of communication, mental wellness.


THE PROBLEM
Most People Do Not Know What Great Tea Tastes Like
Similar to the phase coffee went through, when consumers were uneducated about what good coffee was, tea drinkers and those switching from coffee to tea are looking for a premium tea drinking experience, but not sure what that is.
Restaurants Do Not Have a Branded Artisanal Tea
Fine restaurants, celebrity chefs, and premium cruise lines want to feature Charles & Company tea, as opposed to private labelling their own. A high-profile brand artisanal tea boosts their own value proposition for their clientele.
Artisanal Tea Is A Mom & Pop Business
Artisanal teas are sold locally in their own regions, and lack the vehicle to move to a larger scale with universal brand recognition.

SOLUTION


THE SOLUTION
Great Tasting Artisanal Tea
We provide great tasting tea, and what people are looking for in an artisanal tea.
• organic
• kosher
• essential oils
• hand crafted
• bespoke collections
• exotic leaves
• blends and blossoms
• ethically grown
• ethically wildcrafted
• scented and blended
• naturally grown
• fairly traded
Build The Big Brand
Moving beyond the mom and pop model by creating an artisanal brand with global reach that celebrates the garden party tea experience.
High Status Social Proof + Social Good + High Brand Visibility
The brand is visible in Garden Party events, through celebrity chefs and their restaurants, high-end hotels, and premium cruise lines. Consumers participate in the brand through social media and the press. Garden Party Events feature high status individuals, social causes, and our tea.
"Who Makes This Great Tasting Tea?"
-Chef Gordon Ramsay while visiting a C&C partner restaurant

Now Brewing.... A Proper "British" Tea

Charles & Company is a luxury organic and kosher tea brand that transcends the ordinary by taking a traditional British approach, with a bit of an American twist. Our teas are blended with essential oils, exotic spices, natural flavors, and infused with hints of floral and fruity notes. Drinking Charles & Company tea elevates and stimulates the palate in surprising and refreshing ways. The only American tea brand associated with British Royalty.

As a privately-held company, Charles & Company is redefining the customer experience in three ways. First, by embracing our customers through appropriate collaborative partnerships and events. Secondly, Charles & Company transcends the ordinary with a 13+ product tea line that is organic and kosher as well as blended with essential oils, exotic spices, natural flavors and infused with hints of floral and fruity notes. Lastly, Charles & Company is focused on creating magical moments by immersing the consumer in unforgettable tea soirees that deliver beautiful memories of a day gone by.

The different varieties of Charles & Company Tea are as unique as the company itself. With flavors like White Blueberry Pomegranate, Coconut Chamomile, Passionfruit Jasmine, Indian Chai and Creamy Earl Grey, tea aficionados can experience a wide variety of high-quality, hand-blended teas.

The loose-leaf teas are available in 1 oz, 4 oz and 1 lb packages at cnctea.com or numerous fine restaurants throughout Southern California. Prices per flavor vary with 1 oz. sizes ranging from $5.50 to $6.95, the 4 oz. from $22.00 to $27.80 and 1 lb. sizes starting at $88.00.


C&C TEA
Charles & Company
We separate ourselves by our focus on quality.
INNOVATION
Unique blends, design centric, proprietary tea bags and packaging
VISUAL
Lush, visually pleasing, emphasizing natural sourcing.
AROMA
Whole leaf tea and complex blends make for rich aromas throughout the tea experience
TACTILE
Consumers can touch, smell & feel the quality, whole leaves in the fine, silken tea pouches
FLAVOR
High quality teas, fruits, herbs, and essential oils, uniquely blended make for a one of a kind flavor experience.
Charles & Company
PERSONAL RITUAL & CONNECTION
Deep connections with consumers are inspired with exquisite Garden Tea Parties through our Food Service venues and lush, inviting tea lounges in our retail space
CHARLES & COMPANY BRANDS
APPENDIX 06

Great Tasting Loose Leaf Tea

We provide great tasting tea, and what people are looking for in an artisanal tea. Our teas are:

- Organic
- Kosher
- Essential oils
- Hand crafted
- Bespoke collections
- Exotic leaves
- Blends and blossoms
- Ethically grown
- Ethically wildcrafted
- Scented and blended
- Naturally grown
- Fairly traded


Special Report: The war on big food
by Beth Kowitt
MAY 21, 2015, 8:30 AM EDT
Major packaged-food companies lost $4 billion in market share alone last year, as shoppers swerved to fresh and organic alternatives. Can the supermarket giants win you back?
General Mills is starting a VC for food startups
by John Kell
OCTOBER 22, 2015, 8:34 AM EDT
The move is a telling nod by the maker of Cheerios and Lucky Charms that Big Food can learn a thing or two from entrepreneurs who are challenging the way the industry operates today. General Mills' net sales fell 2% to $17.6 billion last year as major food makers are struggling to resonate with consumers who are buying more fresh fruits and vegetables, turning to organics, or favoring small specialty brands. Fortune wrote a special report earlier this year on the subject, "The War on Big Food."
Campbell Soup Joins the Venture Capital Craze
by John Kell
FEBRUARY 17, 2016, 4:17 PM EDT


HAPPINESS IS
...a cuppa tea with
my best friend.

Community

Human connections are an essential part of life. As technology permeates more and more our our daily lives, we are losing this connection. Tea brings humanity back from the social media, disconnected world. It brings friends together to talk rather than to text. It brings networking back to life. It brings tea from a place of mediocrity and commodity to the world of Charles & Company.

We do this through exclusive high-end catering events where we curate a resplendent brand and an experience synonymous with luxury. We then enable the individual consumer to partake in our teas through B2B and B2C channels. We decommoditize tea through this brand thereby allowing significant margins to ensure highest quality and profits possible.

We cater to Beverly Hills and British haute couture events like the British Polo Match and Women's Wear Daily Executive Board Meetings. We also have a direct to consumer website cncteas.com where orders can be placed, as well as a strong affiliate network of restaurants and businesses around the southern California region to serve our teas. We collect testimonials from high-end consumers and celebrities to further grow our brand's association with luxury. We do all this while ensuring the highest quality through our unique supplier network and recipes that combine tea leaves with essential oils.

Currently humans are disconnected, unhealthy, and are forced to accept mediocre tea, a drink that was once regarded as a tool for connection, health, and luxury.

Charles & Company provides high class tea events and high quality teas to bring tea time (human connections) back in vogue to help people be happier, healthier, and associated with a powerful brand doing good in the world.

MARKET



THE SITUATION
Younger Americans Are Ditching Coffee For Tea
Percentage of Americans who prefer coffee or tea by age group in 2015
Coffee
42%
42%
18-29
50%
35%
30-44
62%
28%
45-64
70%
21%
65+
Tea
@StatistaCharts
Source: YouGov
statista



MARKET SIZE
The global tea market represents $90 Billion in revenue per year.
U.S. luxury tea revenue is $1.6 Billion per year.
C&C plans to, in relatively short order, obtain 10% of the U.S. luxury tea market with future plans to expand internationally. The projected results of operations are based on a five year plan to acquire 10% of the market and grow manufacturing, distribution, and retail avenues to distribute Charles & Company throughout the United States. Our product mix will start heavily reliant on hospitality sales. We anticipate that as Charles & Company grows, approximately half of the hospitality product mix will shift to eCommerce sales.
$90 Billion Global tea market
TAM
SAM
$1.6 Billion U.S. luxury tea market.
SOM
$160 Million (10% Market Penetration)



Total wholesale tea sales in the United States from 1990 to 2017 (in billion U.S. dollars)*
15
12.5
10
7.5
5
2.5
0
1.84
9.79
10.41
10.84
11.5
12
12.5
1990
2012
2013
2014
2015
2016
2017

https://brandongaille.com/18-shocking-tea-consumption-statistics/ →

www.teausa.com/14655/tea-fact-sheet →

Foodservice, refrigerated teas and high-end specialty teas continue to grow at 7 – 10% per annum.

2017 US Sales: $12.5 bn wholesale. Top 3%: $375 mm. Anticipated capture of 2% over 3 years: $7 mm annual revenue (not accounting for 7+% annual market growth in this segment).

COMPETITIVE LANDSCAPE

Our competitors focus exclusively on the tea products themselves, and range from value brands (such as Argo Tea and Coffee Bean & Tea Leaf) to premium brands (such as Teavana and Mighty Leaf). These companies approach tea as a beverage consumed in an individual setting, while at C&Co, we believe tea is the ideal social beverage. This difference in focus leads to a radically different value proposition and marketing approach.



COMPETITION
Charles & Company
PREMIUM
Charles & Company
TEA FOCUS ONLY
TEA PARTY FOCUS
LOW PRICE
CHARLES & COMPANY BRANDS
16

BUSINESS MODEL

Charles & Company has two current revenue streams: wholesale of bulk-packaged tea to hotels and restaurants and direct-to-consumer retail of bulk-packaged tea through the company website. The majority of revenue comes from wholesale customers. Margins on wholesale product range from 33 percent to 80 percent gross sales profit, while retail margins range from 70 percent to more than 90 percent.


CURRENT SALES CHANNELS
Marketing Overview
Retail Sales
Current: Garden Party Events
Events featuring Celebrities and Non Profit or Foundation Causes
1 out of 6 individuals purchase tea at the event.
Some Successful Events to Date:
British Polo Day - Elon Musk, Mimi Rogers, British Royals
Malibu VS. Palisades Polo Event - Safety Harbour Kids
James Beard Celebrity Chef Tour
Leonardo DiCaprio Foundation Gala
Greta Garbo Estate Event
Current: Online Retail
Online store cnctea.com
Wholesale Sales
Current: Hospitality
Charles & Co. Brand is featured in high-end restaurants and hotels and promoted by influencers such as chef Helene Henderson & the James Beard Foundation
Restaurant & Hotel Clients
Malibu Farm - Malibu & Hawaii
Peddlers Fork
Ollo
Nobu Hotel
Four Seasons
MALIBU FARM
FOUR SEASONS Hotels and Resorts
NOBU


UNIT ECONOMICS
Based on a sample of in-person sales.
Teaware
Daily Tea Drinkers
Casual Tea Drinkers
+1 (Units)
$75 (Avg. Purchase)
$25 - $60
Pay per unit
(X)6
(X)4
+3 (Units)
Potential yearly revenue per customer
$6
$36 (per year)
$300 (per year)
$130
$430 yr
$166 yr

PROGRESS


CURRENT PIPELINE
Marketing Overview
Lawrence Charles
With the CEO'S of the major cruise lines.
Garden Party Events
Victoria Summer Event
LA/London/Hong Kong/ Dubai/Sydney
Luxury Cruiselines
Crystal Cruises
Silversea
MSC Cruises
Princess Cruises
Carnival Cruises
Caterers
Kurt Ehrlich Celebrity Catering
Hotels
Luxe Hotels
Brands
Bacardi
Restaurants
Malibu Farm Miami
Licensing Partners
Bon Chef
SILVERSEA
LUXE RODEO DRIVE HOTEL
Bon Chef


FUTURE SALES CHANNEL OPPORTUNITIES
Marketing Outlets
Retail Sales
Garden Party Events
International Events with International Partners
Online Retail
Online Garden Party - LifeStyle Products
Bricks & Mortar Retail
High Tea Concept - Pottery Barn meets Tea Lounge, selling tea, garden party experience and lifestyle products
Wholesale Sales
Hospitality
Featured on luxury brand cruise ships & in-room, boutique hotels, influencer chef and high-end restaurants, premium department stores
Licensing Fees
Hospitality
Licensing Tea Room Concept
Licensing Charles & Company brand name
Consulting Fees
Consulting
Tea Experience Consulting

Customers are currently acquired through word-of-mouth and networking. We are beginning to see wholesale customers (e.g. Malibu Farms) expanding our products into additional locations.

This type of organic growth will be a key expansion area in 2019. The company makes additional contacts by participating in various events (such as TEDxPasadena, Teen Cancer America fundraiser, etc), which provide both media coverage and networking opportunities.

SUCCESS


zeel
tipsntrends
Joey Maalouf
Lawrence Charles
Katrina Barton


tipsntrends
best in
BEAUTY


tipsntrends


tipsntrends


tipsntrends


MISS MALIBU USA





Press mentions:

- http://www.momangeles.com/talking-tea-lawrence-charles-malibu-pier
- Guest on "Money Matters" podcast with Adam Torres
- http://www.gettyimages.com/search/photographer?excludenudity=true&family=editorial&page=1&phrase=lawrence%20charles&photographer=frazer%20harrison&sort=best#license
- http://www.gettyimages.com/collaboration/boards/Gmlm52U0OEO6PEVYqh2xZg
- FOCUS MAGAZINE 2 PAGE SPREAD
- http://www.seatrade-cruise.com/news/news-headlines/creating-a-beautiful-tapestry-with-tea.html
- FOCUS MAGAZINE - YOUTUBE
- HOLLYWOOD REPORTER
- VANICHI LUXURY LIFESTYLE MAGAZINE
- YAHOO NEWS
- SEATRADE NEWS
- https://vedc.org/blog/charles-company-kiva
- https://www.owler.com/reports/vedc/vedc-blog-support-charles---company-on-kiva-/1532040092164
- http://www.lisc.org/los-angeles/regional-stories/how-former-model-expanding-his-international-tea-business/

Comedians In Cars Getting Coffee: (One of our restaurants hosted the show)

- https://www.imdb.com/title/tt5865140/
- https://www.foodandwine.com/news/every-episode-comedians-in-cars-getting-coffee-ranked
- https://www.dailymotion.com/video/x6icdj5
- https://www.netflix.com/title/80171362
- https://www.roadandtrack.com/car-culture/videos/a29872/seinfeld-jb-smoove-comedians-cars-coffee-avanti/
- https://www.eater.com/2018/7/3/17531426/comedians-in-cars-getting-coffee-best-episodes-netflix-jerry-seinfeld





KPI

- *Gross Margin:* Target gross margin is 65%. 2018 YTD performance is 75.7% gross margin. (NB COGS does not currently include a direct labor component as owners perform product packaging. Direct labor is expected to reduce gross margins to closer to 65% as sales volumes increase.)
- *Repeat monthly orders:* The average number of times each wholesale customer orders in a month is currently our best indication of product traction within the venues where products are sold. This metric is Sum of Wholesale Orders divided by Sum of Wholesale Customers. Repeat monthly orders was 1.67 orders per customer for August 2018.

—

TEAM


Brit Week
MARKS & SPENCER

Lawrence Charles

Founder, CEO

Lawrence started Charles & Company on a mountain bike selling tea door-to-door in Los Angeles, and has successfully placed the company's products in several premiere restaurant and hotel brands. He is an award winning industrial designer and EY Entrepreneur of the Year Nominee, and has participated in numerous business development programs (including Dartmouth BHBP, the Initiative for a Competitive Inner City (ICIC), and USC Founder Bootcamp). Lawrence scored in the top 25% of worldwide applicants on the Predictive Admissions Test through Founder Institute's application process.

A lifelong entrepreneur, Lawrence worked his way through the industrial design program at the Art Institute of Pittsburgh performing sales consulting for a major hair clipper manufacturer. He has since done design and promotional work for the television and apparel industries, before turning his attention to disrupting the tea market. Lawrence's skills as an industrial designer, strategist and marketer have been the key success factors of Charles & Company's growth.



Scott Huthmacher

Co-founder, Operations

Scott is an experienced executive that focuses on the operational and financial management of Charles & Company. After finishing his MBA at UCLA Anderson in 2014, Scott held C-level roles at two startup businesses. FastEvac (1/15 to 11/15) was a B2B mobile application for facility disaster evacuations, where Scott served as CFO and co-founder. Propaganda E-Liquid (12/15 to 6/18) is a manufacturer of nicotine e-liquid for electronic cigarettes. Scott was integral in the startup and scaling of Propaganda's manufacturing operations (scaling 3x from $2.5 mm to $7.5 mm annual revenue over that period), as well as managing the company's financial function.

Advisors and Investors

Roberto Diaz

Operations/QA at Mighty Leaf (former)

Susie Uramoto

COO at Mighty Leaf, VP Ops at Fosters, Supply Chain/Inventory Forecasting at Starbucks

Jen Shepherd

Business Intelligence at Teavana

—

SOCIAL ENTERPRISE


A Social Enterprise
While working to build the business, Charles & Company works to assist people and charities in under-served communities.
In addition to:
Hosting round tables to create discussions and help minority communities, and creating events to help underserved charities. Tea is a key driver in sharing and having conversations.
Charles & Company uses:
A percentage of revenues towards other social and charitable initiatives like feeding the homeless.
FOOD for thoughtfulness

Tea'd Up is a project initiated by Charles and Company through a fiscal partnership withCreative Visions Foundation that aims to empower youth with leadership skills and modern-day business etiquette. Charles and Company founder, Lawrence Charles, was inspired to launch the Tea'd Up initiative and the Charles and Company Classic because of his own experience. As a youth, he had to self-parent and was often overwhelmed by his circumstances. Charles states, "Many youths in the inner-city find themselves "self-parenting," trying as quickly as they can to not only understand life but to also make critical decisions for themselves when their peers have the access of generations of professionals in their family."

He continues, "In many cases, their chosen professions stack up against them statistically, causing a young adult to spend unnecessary time or to give up. Our vision is to equip a child with the confidence and wherewithal to achieve anything. It starts with knowing what's possible. But ultimately, they need the confidence to walk into unfamiliar rooms and places and the tools to succeed."

USE OF PROCEEDS


NEXT STEPS
How Charles & Company Gets There
Charles & Co.
Build Team
Build Team to fill core positions consisting of:
Operations
COO
Business Intelligence/ Supply Chain Mgr.
Office Asst./Mgr.
Marketing
CMO
Merchandising/ Licensing Manager
Web
Developer
Conversion Specialist
Fulfillment
Shipping Manager
5 Line Workers
Scale Production
• Setup manufacturing facility/staffing for handcrafted tea bags
• Start supplying cruise lines with product
• Make tea available in other channels that require tea bag
Brand Rollout
• Brand strategy for each channel and product category, including market approach, brand messaging, sales copy and graphics.
• Production of marketing and promotional materials for each channel and product category, including point-of-purchase, wholesale marketing kits, and signage.
Grow E-commerce
• Build out comprehensive web/ mobile presence, with both tea and lifestyle product
• Own the "Garden Party" concept on web, in social media, and through marketing and licensing partners


VC Investment in Food, Beverage Companies Soars
Investment in U.S.-based, venture-backed companies
Investment Amount (in millions)
Number of Financings
Source: Dow Jones VentureSource | VentureWire



Kellogg Launches VC Fund to Invest in Food Startups

In recent years, hundreds of startups have raised over $6 billion in funding from traditional venture capital investors and Big Food makers, challenging legacy brands in the process at a time when consumers are shifting their purchasing patterns to favor foods they believe are "fresh" and offer a feel-good message. Big Food makers have responded by making acquisitions in the space, while also moving to make modest changes to ingredients for some of the biggest food brands to help boost sales.

The Special K and Frosted Flakes cereal maker on Monday debuted a venture-capital fund it is calling "eighteen94 capital," which will invest about $100 million into startups that are pioneering new ingredients, foods and packaging. The idea is to take minority stakes in those newer, smaller firms to help support their growth – mainly through the expertise Big Food makers like Kellogg can bring to packaging, marketing and distribution.

Starbucks has already made great strides expanding the Teavana brand. The company's U.S. stores have sold more than $1 billion of handcrafted Teavana drinks in the past year alone, representing 11% year-over-year sales growth.

"When we acquired Teavana in 2012, we saw a unique opportunity to do for tea what Starbucks has done for coffee and expand the Teavana brand across many customer experiences and products," said Starbucks Chairman and CEO Howard Schultz in a prepared

- Industrial space
- Manufacturing equipment
- Hiring key employees in sales and operations

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$5,000	4.7%
Industrial facility	$18,000	16.8%
Manufacturing equipment	$30,000	28.0%
Key employees	$48,757	45.6%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Domestic Brands Inc, doing business as Charles & Company. This offering must raise at least $10,000 by August 31, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Charles & Company may issue additional securities to raise up to $107,000, the offering's *maximum*.

$15,589 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,981,495 shares
× $0.20 per share
$1,196,299 implied valuation

PITCH DECK


Charles & Company
Charles & Company
Lawrence Charles | Founder & CEO | lawrence@cnctea.com
Confidential: The contents of this document are confidential and intended solely for the recipient.

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FINANCIALS

Charles & Company's official name is Domestic Brands Inc, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 28, 2018
- Form C/A on January 10, 2019
- Form C/A on February 25, 2019

UPDATES

Feb 25, 2019	Filed Form C/A
Jan 10, 2019	Filed Form C/A
Nov 28, 2018	Filed Form C
Nov 27, 2018	Primary offering of 535,000 shares at $0.20

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views